Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Identifies Approximately 2.4 Million Metric Ton Sustainable Lithium Resource

Company Anticipates Development and Product Optionality with Minimal Environmental Impact

Company Undertaking a Strategic Resource Assessment Designed to Maximize Market Potential and Business Opportunity

OVERLAND PARK, Kan. (July 13, 2021) - Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, today announced that it has identified a lithium brine resource of approximately 2.4 million metric tons lithium carbonate equivalent (LCE) at its active Ogden, Utah, solar evaporation site, including an indicated lithium resource within the ambient brine of the Great Salt Lake.

For over 50 years, Compass Minerals’ Ogden facility has leveraged the high mineral concentrations within the ambient lake brine from the North Arm of the Great Salt Lake to produce sulfate of potash (SOP), salt and magnesium chloride products. The Ogden facility is the largest operation of its kind in the Western Hemisphere.

Compass Minerals is currently undertaking a strategic evaluation to assess development options available to service growing U.S. domestic lithium market demand while maximizing the long-term value of its lithium resource.

“We are aggressively evaluating multiple paths forward for this significant lithium brine resource to optimize shareholder value, in parallel with a reassessment of our current capital allocation strategy,” said Kevin S. Crutchfield, president and CEO. “In a market hungry for domestically sourced lithium produced with minimal environmental impact, we believe a sustainable and readily available lithium resource like we have defined at our operations on the Great Salt Lake could be a true differentiator for our company. We look forward to communicating the results of our strategic evaluation and the selection of an extraction technology partner as we identify the most advantageous path forward for Compass Minerals.”

Resource Assessment

The company has completed an initial assessment to define the lithium resource at Compass Minerals’ existing operations in accordance with applicable Securities and Exchange Commission (SEC) regulations, including subpart 1300 of Regulation S-K. The assessment estimates total combined indicated and inferred lithium resources of approximately 127,000 metric tons LCE within the interstitial brine (IB) held in the accumulated salt-mass reservoirs at Compass Minerals’ Ogden solar evaporation site. The assessment has also identified an additional indicated lithium resource of approximately 2.32 million metric tons LCE within the ambient brine of the Great Salt Lake, which can be accessed through the company’s existing infrastructure.

The company sustainably manages 160,000 acres of leasehold on the bed of the Great Salt Lake, together with held water rights, 55,000 acres of existing ponds and active mineral extraction permissions.

The company is evaluating the most efficient and sustainable means of extracting the lithium which accumulates through its current solar evaporation process and can be accessed through its existing leases and permits.

Business Opportunity

After an 18-month assessment of multiple direct lithium extraction (DLE) technology providers, including two separate and ongoing pilot projects to demonstrate successful lithium separation from the company’s existing brine resource, Compass Minerals is in the late stages of selecting a DLE technology partner.

The company is targeting an annual production capacity of approximately 20,000 to 25,000 metric tons LCE of battery-grade lithium, with up to 65% of the future production derived from brine that has already been extracted from the Great Salt Lake and in varying stages of concentration within the company’s existing ponds. Lithium concentrations within the ambient brine of the North Arm of the Great Salt Lake range from 55 to 60 parts per million (ppm), while concentrations in the company’s pond-derived magnesium chloride product reach up to 1,000 to 1,600 ppm after three years in the solar evaporation process. The lithium concentration in the IB ranges from 205 to 318 ppm. As such, the company anticipates being well-positioned to serve the widely forecasted increase in domestic market demand for lithium.

In addition, the company is actively engaged in third-party testing of conversion options to battery-grade lithium hydroxide. The company expects to share more information on a selected DLE technology partner and other milestones as the project progresses.

Ongoing Commitment to Environmental Stewardship

By leveraging existing operational infrastructure, permits and pond processes at its Ogden facility, the company believes it is uniquely positioned to capture the now-defined lithium resource with nominal incremental impact to the beds and waters of the Great Salt Lake. Compass Minerals has contracted with Minviro Ltd. to perform a formal life cycle assessment (LCA) of the company’s lithium development scenarios currently under consideration. Based on internationally recognized LCA standards, the Minviro assessment is expected to help quantify any environmental impacts associated with the development of this resource. Compass Minerals expects to leverage the findings of the LCA to identify ways to further minimize the project’s environmental footprint.

As a longstanding operator and engaged stakeholder on the Great Salt Lake, environmental stewardship is core to Compass Minerals’ culture and success. The company’s Ogden facility is the largest SOP production site in the Western Hemisphere, employing a solar evaporation process to harvest SOP, salt and magnesium chloride from the lake’s naturally occurring brine. This technique involves pumping mineral-rich brine from the Great Salt Lake into large open ponds where the sun and wind evaporate the water leaving beds of naturally occurring, crystallized minerals. By harnessing the power of the sun, the use of carbon-based energy sources is minimized, while also reducing costs and limiting greenhouse gas emissions.

Jointly serving as strategic advisors in the company’s assessment of how best to optimize its lithium resource value are J.P. Morgan and Perella Weinberg Partners. RK Equity Advisors has advised Compass Minerals on the development of the lithium resource.

A corporate presentation with information on Compass Minerals’ defined lithium resource is available at investors.compassminerals.com.

About Compass Minerals
Compass Minerals (NYSE: CMP) is a leading global provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. Its salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial and agricultural applications. And its plant nutrition business manufactures products that improve the quality and yield of crops, while supporting sustainable agriculture. Additionally, its specialty chemical business serves the water treatment industry and other industrial processes. The company operates 16 production and packaging facilities with more than 2,000 employees throughout the U.S., Canada, Brazil and the U.K. Visit compassminerals.com for more information about the company and its products.

Forward-Looking Statements and Other Disclaimers
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about the anticipated development of the lithium resource at the company’s Ogden, Utah, site, including the indicated lithium resource within the ambient brine of the Great Salt Lake. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate,” “target,” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) the company’s ability to convert all or any part of the lithium mineral resource identified by the initial assessment into an economically extractable mineral reserve, including the availability and cost of capital for related capital expenditures and the development of applicable process technologies; (ii) the overall environmental impact of the proposed extraction of the lithium mineral resource, as well as the company’s ability to receive or maintain required operating and environmental permits, approvals, modifications or other authorizations of, or from, governmental or regulatory authorities and costs related to implementing improvements to ensure compliance with regulatory requirements; (iii) the results of the company’s proposed strategic resource assessment regarding the lithium mineral resource; (iv) the company’s ultimate production capacity with respect to LCE; (v) potential weaknesses and uncertainties in global economic conditions, including adverse changes in the overall market for lithium and related products; and (vi) the risk that the company may not realize the expected financial or other benefits from the proposed development of the lithium mineral resource. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the year ended December 31, 2020 and the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 filed with the SEC, as well as the company’s other reports filed from time to time with the SEC. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments, except as required by law. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

The company has completed an initial assessment to define the lithium resource at Compass Minerals’ existing operations in accordance with applicable SEC regulations, including Subpart 1300. Pursuant to Subpart 1300, mineral resources are not mineral reserves and do not have demonstrated economic viability. The company’s mineral resource estimates, including estimates of the LCE mineral resource, are based on many factors, including assumptions regarding extraction rates and duration of mining operations, and the quality of in-place resources. For example, the process technology for commercial extraction of lithium from brines with low lithium and high impurity (primarily magnesium) is still developing. Accordingly, there is no certainty that all or any part of the LCE mineral resource identified by the initial assessment will be converted into an economically extractable mineral reserve.

Media Contact	Investor Contact
Rick Axthelm	Douglas Kris
SVP and Chief Public Affairs Officer	Senior Director of Investor Relations
+1.913.344.9198	+1.917.797.4967
MediaRelations@compassminerals.com	krisd@compassminerals.com